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                                                                    EXHIBIT 99.1



        FOR:    Salton, Inc.

APPROVED BY:    William B. Rue
                President and Chief Operating Officer
                (847) 803-4600

    CONTACT:    Investor Relations:
                Suzanne Rosenberg/Melissa Myron/Athan Dounis
                Press: Laura Novak/Stephanie Sampiere
                FD Morgen-Walke
                (212) 850-5600

FOR IMMEDIATE RELEASE

         SALTON, INC. APPOINTS DAVID M. MULDER TO THE ADDITIONAL POST OF
                            SENIOR FINANCIAL OFFICER
     ~ JOHN E. THOMPSON, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER,
                  ANNOUNCES PLANS TO RETIRE FROM THE COMPANY ~

     LAKE FOREST, IL, OCTOBER 7, 2002 -- SALTON, INC. (NYSE: SFP), announced today that David M. Mulder, age 41, Executive Vice President and Chief Administrative Officer, will assume the additional title and responsibilities of Senior Financial Officer, effective immediately. Mr. Mulder will continue to report directly to William B. Rue, President and Chief Operating Officer. Mr. Mulder assumes these duties from John E. Thompson, Senior Vice President and Chief Financial Officer, who announced his plans to retire from the Company. Mr. Thompson has agreed to assist the Company for an interim period to ensure a smooth transition.

     Leonhard Dreimann, Chief Executive Officer, stated, "Since joining the Company in March, Dave has quickly become an integral part of our executive team. With his additional role as Senior Financial Officer, Salton will continue to benefit from his extensive financial and managerial expertise."

     Mr. Mulder joined Salton, Inc. in March 2002 as Executive Vice President and Chief Administrative Officer. In this position, he has been responsible for overseeing corporate finance, as well as U.S. operations, information technology, and human resources. Prior to joining the Company, Mr. Mulder served as Chief Financial and Administrative Officer of KoSa, a $3 billion international manufacturing company in Houston, Texas. Prior to that, he held a number of senior level positions at Georgia-Pacific Corporation, a $24 billion consumer products, pulp, paper and building products company and Fruit of the

                                    ~ more ~

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Loom, a $2 billion consumer products company. Mr. Mulder's most recent position at Fruit of the Loom was corporate Executive Vice President and Chief Executive Officer of their European division. Mr. Mulder holds an MBA from Duke University.

     John E. Thompson has been Chief Financial Officer and Senior Vice President of Salton, Inc. since January 1999. Since 1987, Mr. Thompson served as Executive Vice President, Chief Financial Officer, Treasurer, and Director of Toastmaster Inc., which was acquired by Salton in January 1999. From 1970 to 1987, Mr. Thompson served in several capacities at Toastmaster Inc.

     Mr. Dreimann commented, "We would like to thank John for the key role he has played in the development of our Company over the past four years, especially his efforts in ensuring the success of the Toastmaster and Salton Europe acquisitions. We wish him the very best in his retirement and appreciate his willingness to stay with us for an interim period to help facilitate a seamless transition."

ABOUT SALTON, INC.

Salton, Inc. is a leading domestic designer, marketer and distributor of a broad range of branded, high quality small appliances under well-recognized brand names such as Salton(R), George Foreman(TM), Toastmaster(R), Breadman(R), Juiceman(R), Juicelady(R), White-Westinghouse(R), Farberware(R), Melitta(R), Russell Hobbs(R), Tower(R), Haden(R) and Westinghouse(R). Salton also designs and markets tabletop products, time products, lighting products and personal care and wellness products under brand names such as Block China(R), Atlantis(R) Crystal, Sasaki(R), Calvin Klein(R), Ingraham(R), Westclox(R), Big Ben(R), Spartus(R), Timex(R) Timers, Stiffel(R), Ultrasonex(TM), Relaxor(R), Carmen(R), Hi-Tech(R), Mountain Breeze(R), Salton(R), Pifco(R) and Starck(R).

Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: the Company's relationship and contractual arrangements with key customers, suppliers and licensors; the risks relating to a possible work stoppage in the Los Angeles port; pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of the Company's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; the Company's degree of leverage; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission Filings.

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